Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cooltech Holding Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cooltech Holding Corp. (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company’s recurring losses and negative cash flows from operations as well as working capital deficiency and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 4 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Comparative Figures

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements as at and for the year ended December 31, 2016, have been restated to correct misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MNP LLP
We have served as the Company’s auditor since 2016.
Toronto, Ontario, Canada
May 21, 2018

COOLTECH HOLDING CORP.

Consolidated Balance Sheets

	December 31,
	2017	2016 (Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$345,851	$735,594
Restricted cash	1,007,914	—
Trade accounts receivable, net of allowance for doubtful accounts of $8,976 and $17,778 as of December 31, 2017 and 2016, respectively	8,495,086	5,069,086
Due from related parties	—	733,439
Other accounts receivable	3,361,163	—
Inventory	1,631,082	327,266
Prepaid assets	10,760	—
Total current assets	14,851,856	6,865,385
Property and equipment, net	390,888	193,819
Intangibles	1,134,884	—
Goodwill	5,935,697	—
Other assets	138,234	—
Total assets	$22,451,559	$7,059,204
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,840,801	$6,401,760
Accrued expenses	1,275,627	—
Notes payable to related parties	440,686	1,111,898
Notes payable	3,374,166	750,000
Line of credit borrowings	—	500,000
Total current liabilities	15,931,280	8,763,658
Long-term liabilities:
Notes payable to related parties	3,315,084	545,082
Notes payable	5,540,192	—
Total long-term liabilities	8,855,276	545,082
Total liabilities	24,786,556	9,308,740
Commitments and Contingencies (Notes 4, 13 and 19)
Stockholders’ equity:
Series A Convertible Preferred stock, $0.0001 par value, 250,000,000 shares authorized: 4,408,410 shares issued and outstanding as of both December 31, 2017 and 2016	441	441
Common stock, $0.0001 par value, 50,000,000 shares authorized: 5,780,778 and 2,330,553 shares issued and outstanding as of December 31, 2017 and 2016, respectively	578	233
Additional paid-in capital	7,578,465	—
Accumulated other comprehensive loss	(128,476)	—
Accumulated deficit	(9,786,005)	(2,246,132)
Total stockholders' equity	(2,334,997)	(2,245,458)
Non-controlling interest in consolidate subsidiary	—	(4,078)
Total stockholders’ equity	(2,334,997)	(2,249,536)
Total liabilities and stockholders’ equity	$22,451,559	$7,059,204

Accompanying notes are an integral part of these consolidated financial statements.

COOLTECH HOLDING CORP.

Consolidated Statements of Operations and Comprehensive Loss

	For the Year Ended December 31,
	2017	2016 (Note 2)
Net sales	$13,614,852	$17,298,843
Cost of sales	11,330,677	16,531,906
Gross profit	2,284,175	766,937
Operating expenses	8,998,401	1,130,520
Operating loss	(6,714,226)	(363,583)
Other expense:
Interest expense, net	(1,012,665)	(149,630)
Other income, net	187,018	68,632
Loss before benefit (provision) for income taxes	(7,539,873)	(444,581)
Benefit (provision) for income taxes	—	—
Net loss	$(7,539,873)	$(444,581)

Net loss per share (basic and diluted)	$(1.73)	$(0.33)
Basic and diluted weighted-average number of common shares outstanding	4,357,507	1,341,613
Comprehensive loss:
Net loss	$(7,539,873)	$(444,581)
Foreign currency translation adjustments	(128,474)	—
Comprehensive loss	$(7,668,347)	$(444,581)

Accompanying notes are an integral part of these consolidated financial statements.

COOLTECH HOLDING CORP.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Series A Convertible Preferred Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total
Balance, January 1, 2016	1,300,000	$130	4,408,410	$441	$194,721	$—	$(131,566)	$63,726
Distributions	—	—	—	—	—	—	(385,959)	(385,959)
Effect of reverse acquisition (Note 5)	1,030,553	103	—	—	(1,478,747)	—	—	(1,478,644)
Reclassification of negative additional paid-in capital	—	—	—	—	1,284,026	—	(1,284,026)	—
Net loss (Note 2)	—	—	—	—	—	—	(444,581)	(444,581)
Balance, December 31, 2016 (Note 2)	2,330,553	233	4,408,410	441	—	—	(2,246,132)	(2,245,458)
Sale of common stock	2,275,225	228	—	—	4,641,082	—	—	4,641,310
Issuance of common stock to founders	1,175,000	117	—	—	2,937,383	—	—	2,937,500
Foreign currency translation	—	—	—	—	—	(128,476)	—	(128,476)
Net loss	—	—	—	—	—	—	(7,539,873)	(7,539,873)
Balance, December 31, 2017	5,780,778	$578	4,408,410	$441	$7,578,465	$(128,476)	$(9,786,005)	$(2,334,997)

Accompanying notes are an integral part of these consolidated financial statements.

COOLTECH HOLDING CORP.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2017	2016 (Note 2)
Cash flows from operating activities:
Net loss	$(7,539,873)	$(444,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	75,167	10,117
Accretion of debt discount	367,642	20,126
Recovery of bad debts	(8,802)	—
Provision for obsolete inventory	(98)	—
Stock compensation	2,937,500	—
Gain on settlement of notes payable	—	(90,656)
Loss (gain) on disposition of fixed assets	4,377	(3,926)
Derecognition of net assets of DBA Trading Corp.	—	5,551
(Increase) decrease in:
Trade accounts receivable	(842,149)	(4,048,834)
Other accounts receivable	(3,361,163)	—
Accounts receivable related parties	(513,887)	—
Inventory	619,408	723,627
Prepaids	35,124	—
Other assets	298,664	—
Increase in:
Accounts payable	2,460,344	4,898,321
Accrued expenses	1,275,627	—
Net cash provided by (used in) operating activities	(4,192,119)	1,069,745
Cash flows from investing activities:
Increase in restricted cash	(1,007,914)	—
Recovery of (purchase of) property and equipment	151,051	(188,369)
Purchase of intangibles	(2,010)
Acquisition of OneClick International, net of cash acquired	1,071,927	—
Acquisition of OneClick License, net of cash acquired	(750,826)	—
Net cash used in investing activities	(537,772)	(188,369)
Cash flows from financing activities:
Borrowings on (repayments of) line of credit	(500,000)	500,000
Advances from (to) related parties	—	(733,439)
Borrowings from notes payable	1,502,574	—
Payment of notes payable	(1,179,338)	(50,000)
Distribution to members, prior to reverse acquisition (Note 4)	—	(385,959)
Advances to Cooltech Holding Corp. subsequently acquired	—	(41,003)
Non-controlling interest in subsidiary	4,078	—
Sale of common stock	4,641,310	103
Net cash provided by (used in) financing activities	4,468,624	(710,298)
Effect of exchange rate changes on cash	(128,476)	—
Net increase (decrease) in cash and cash equivalents	(389,743)	171,078
Cash and cash equivalents, beginning of year	735,594	564,516
Cash and cash equivalents, end of year	$345,851	$735,594

The accompanying notes are an integral part of these consolidated financial statements.

Cooltech Holding Corp.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

NOTE 1—ORGANIZATION AND LINE OF BUSINESS

Cooltech Holding Corp. (“Cooltech”) was incorporated in October 2016 in the state of Nevada. Cooltech and its wholly-owned subsidiaries, included but not limited to, Cooltech Distribution LLC (“Distribution”, formerly Icon Networks LLC), OneClick License, LLC, OneClick International, LLC, OneClick Argentino and TekArt LLC (collectively, the “Company”), are in the consumer electronics business as distributors to customers in Latin America and as retailers in the United States and Argentina through its OneClick stores. Cooltech formerly had a subsidiary called Xpro Global LLC whose operations were wound down in 2016 and dissolved in 2017.

As described in Note 5, on December 15, 2016, the Company completed a reverse acquisition whereby it purchased 100% of the membership interests of Cooltech Distribution LLC, then known as Icon Networks LLC (“Icon”), from the members of Icon pursuant to a share exchange agreement (the “SEA”). As a consequence, the Company’s historical financial statements prior to the acquisition date reflect those of Icon.

NOTE 2—CORRECTION OF PRIOR PERIOD ERRORS

During the preparation of these consolidated financial statements it was noted that presentation of certain revenues at their gross transacted amounts for the year ended December 31, 2016, based on consideration of whether the Company was acting as a principal or agent to the transactions, was incorrect when considered in context with subsequent information regarding the transactions. Accordingly, $4,977,357 was reclassified from cost of sales to net sales.

Further, it was noted that the Company had erroneously duplicated entries to record employee compensation between two different corporate entities. As a result, expenses and accounts payable as at December 31, 2016 were overstated by $304,984.

The impact of the foregoing errors is as follows:

Consolidated statement of operations and comprehensive loss:

	For the Year Ended December 31, 2016
	As Originally Reported	As Adjusted	Effect of Change
Net sales	$22,276,200	$17,298,843	$(4,977,357)
Cost of sales	21,509,263	16,531,906	(4,977,357)
Operating expenses	1,435,504	1,130,520	(304,984)
Operating loss	(668,567)	(363,583)	304,984
Other expenses	(80,998)	(80,998)	—
Net and comprehensive loss	(749,565)	(444,581)	304,984

Consolidated balance sheet:

	As of December 31, 2016
	As Originally Reported	As Adjusted	Effect of Change
Accounts payable	$6,706,744	$6,401,760	$(304,984)
Other current liabilities	2,161,898	2,161,898	—
Total current liabilities	8,868,642	8,563,658	(304,984)
Long-term liabilities	745,082	745,082	—
Total liabilities	9,613,724	9,308,740	(304,984)
Common and preferred stock	674	674	—
Retained earnings	(2,551,116)	(2,246,132)	304,984
Non-controlling interest in consolidated subsidiary	(4,078)	(4,078)	—
Total stockholders' equity	(2,554,520)	(2,249,536)	304,984
Total liabilities and stockholders' equity	$7,059,204	$7,059,204	$—

Consolidated statement of cash flows:

	For the Year Ended December 31, 2016
	As Originally Reported	As Adjusted	Effect of Change
Net loss	$(749,565)	$(444,581)	$304,984
Adjustments to reconcile net loss to net cash used in operating activities	(58,788)	(58,788)	—
Decrease in trade accounts receivable and inventory	(3,325,207)	(3,325,207)	—
Increase in accounts payable	5,203,305	4,898,321	(304,984)
Net cash provided by operations	1,069,745	1,069,745	(304,984)
Net cash used in investing activities	(188,369)	(188,369)	—
Net cash used in financing activities	(710,298)	(710,298)	—
Net increase in cash and cash equivalents	171,078	171,078	—
Cash and cash equivalents, beginning of year	564,516	564,516	—
Cash and cash equivalents, end of year	$735,594	$735,594	$(304,984)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of Cooltech and its wholly owned subsidiaries as listed in Note 1. All significant intercompany accounts and transactions are eliminated in consolidation.

Estimates and Assumptions

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Revenue Recognition

Revenue for product sales is recognized once the following criteria are met: (1) the Company must have persuasive evidence that an arrangement exists; (2) delivery must occur, which generally happens at the point of shipment (this includes the transfer of both title and risk of loss, provided that no significant obligations remain); (3) the price must be fixed or determinable; and (4) collectability must be reasonably assured. In general, the Company recognizes revenue on a gross basis. In such arrangements where the Company is not the primary obligor, revenues are recognized as the net fee associated with serving as an agent.  Service revenue associated with marketing, training, fulfillment and other services is recognized when the work is complete and the four criteria discussed above have been met.

Foreign Currency Transactions

Certain of the Company’s foreign subsidiaries have a functional currency that is not the U.S. Dollar. Assets and liabilities of such subsidiaries are translated to U.S. Dollars using exchange rates in effect at the balance sheet dates.  Revenues and expenses are translated at average exchange rates in effect during the period.  Translation adjustments are included in stockholders’ equity in the accompanying consolidated balance sheets as a component of accumulated other comprehensive income or loss.

Comprehensive Income (Loss)

Comprehensive income (loss) as defined by U.S. generally accepted accounting principles (GAAP) includes all changes in equity (net assets) during a period from non-owner sources. The Company’s comprehensive loss includes foreign currency translation adjustments, which are excluded from net income (loss) and are reported as a separate component of stockholders’ equity as accumulated other comprehensive loss.

Cash and Cash Equivalents

For consolidated financial statement purposes, cash equivalents are defined as investments which have an original maturity of ninety days or less from the original date of purchase. Cash and cash equivalents consist of cash on hand and in banks. The Company maintains its cash and cash equivalents balances in banks that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Restricted Cash

Restricted cash consists of a certificate of deposit with a bank that is pledged as collateral to the bank for the issuance of a letter of credit to one of the Company’s vendors in support of a line of credit with the vendor.

Trade Accounts Receivable

The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. The Company writes off an account when it is considered to be uncollectible. The Company evaluates the collectability of its accounts receivable on an ongoing basis. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, the Company records a specific allowance against amounts due to reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and the Company’s historical experience.

Inventory

Inventory is stated at the lower of cost (first-in, first-out) or net realizable value and consists solely of finished goods.  Costs are computed based on the weighted average cost method, include costs related to freight and delivery, and are net of discounts.  Net realizable value is estimated using the selling price in the ordinary course of business minus costs to sell the goods.  The Company writes down its inventory when it is estimated to be excess or obsolete. As of December 31, 2017 and 2016, the inventory was net of write-downs of $36,365 and $36,463, respectively.

Property and Equipment and other Long-lived Assets

Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation using the straight-line method over estimated useful lives of the assets from three to five years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives.  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and/or its remaining useful life may no longer be appropriate. Any required impairment loss would be measured as the amount by which the asset’s carrying amount exceeds its fair value, which is the amount at which the asset could be bought or sold in a current transaction between willing market participants and would be recorded as a reduction in the carrying amount of the related asset and a charge to results of operations. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. No impairments to its long-lived assets were identified by the Company during the years ended December 31, 2017 and 2016.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of tangible and intangible assets acquired. The carrying value of goodwill is reviewed for possible impairment in accordance with the authoritative guidance on goodwill, intangibles and other. The Company assesses possible impairments to goodwill at least annually during its second fiscal quarter and otherwise when events or changes in circumstances indicate that an impairment condition may exist. In performing the annual impairment test of its goodwill, the Company considers the fair value concepts of a market participant and the highest and best use for its intangible assets.  In addition to the annual impairment test, goodwill is evaluated each reporting period to determine whether events and circumstances would more likely than not reduce the fair value of a reporting unit below its carrying value.

When testing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If, after assessing qualitative factors, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing additional quantitative tests is unnecessary. Otherwise, a two-step quantitative test is performed to identify the potential impairment and to measure the amount of goodwill impairment, if any. Any required impairment losses are recorded as a reduction in the carrying amount of the related asset and charged to results of operations. No goodwill impairments were identified by the Company during the years ended 2017 and 2016.

Fair Value of Financial Instruments

The Company measures its financial instruments in its financial statements at fair value or amounts that approximate fair value. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters. If market observable inputs for model-based valuation techniques are not available, the Company makes judgments about assumptions market participants would use in estimating the fair value of the financial instrument. Carrying values of cash and cash equivalents, restricted cash, accounts receivable, due from related parties, other accounts receivable, prepaid assets, accounts payable, accrued expenses and notes payable to related and unrelated parties approximate their fair values due to the short-term nature and liquidity of these financial instruments.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company’s assets and liabilities result in a deferred tax asset, the Company performs an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or the entire deferred tax asset will not be realized.

In addition, the Company recognizes the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company recognizes interest and penalties related to tax uncertainties as operating expenses.

Based on our evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company is subject to U.S. federal income tax as well as to income tax of multiple state and foreign country jurisdictions. Federal income tax returns of the Company are subject to IRS examination for the 2016 through 2017 tax years.

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similarly to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would be issued assuming exercise of outstanding convertible preferred stock. In periods when a net loss is incurred, no additional shares are included in the computation of diluted loss per share because the effect of inclusion would be anti-dilutive.

Recent Accounting Pronouncements

Recently Adopted:

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-15, “Presentation of Financial Statements Going Concern (Subtopic 205-40) -Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the ASU (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period, including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). This standard was effective for the fiscal years ending after December 15, 2016, and for annual periods and interim periods thereafter. As discussed in Note 4 below, the Company adopted this guidance effective January 1, 2017, and determined that as of December 31, 2017, there was substantial doubt that the Company could remain independent and continue as a going concern for the required period of time if it were not able to refinance or restructure its existing debt and raise additional capital to fund its working capital needs.

Issued (Not adopted yet):

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, this guidance requires that entities disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations (Reporting revenue gross versus net),” which clarifies gross versus net revenue reporting when another party is involved in the transaction. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers - Identifying Performance Obligations and Licensing,” which amends the revenue guidance on identifying performance obligations and accounting for licenses of intellectual property. In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers - Narrow-Scope Improvements and Practical Expedients,” which provides narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which amended the guidance on performance obligation disclosures and makes technical corrections and improvements to the new revenue standard.  The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and permits early adoption on a limited basis. The update permits the use of either the retrospective or cumulative effect transition method. The Company believes the preponderance of its contracts with customers are standard ship and bill arrangements where revenue is recognized at the time of shipment.  The Company does not believe this ASU will have a significant impact on the its consolidated financial position, results of operations and cash flows, and intends to adopt the standard using the modified retrospective approach in its fiscal year beginning January 1, 2018.

In November 2015, the FASB issued ASU No. 2015-17, "Balance Sheet Classification of Deferred Taxes," which requires that deferred tax liabilities and assets be classified on our Consolidated Combined Balance Sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015-17 is effective for non-public business entities the fiscal year commencing after December 15, 2017. The Company does not anticipate that the adoption of ASU No. 2015-17 will have a material effect on its consolidated balance sheet or consolidated results of operations.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. For the Company, ASU 2016-01 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on its consolidated financial statements and the timing of adoption.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which revises the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use (“ROU”) asset for all leases. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. ASU 2016-02 is effective for annual and interim reporting periods within those years beginning after December 15, 2018 and early adoption is permitted. This update should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flow - Classification of Certain Cash Receipts and Cash Payments (Topic 230)” ("ASU 2016-15"), which addresses a few specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. For the Company, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If the Company early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period.  The Company is currently evaluating the potential impact this standard may have on its consolidated statement of cash flows and the timing of adoption.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock Compensation (Topic 718), Scope of Modification Accounting.” ASU 2017-09 clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions or the classification of the award changes as a result of the change in terms or conditions.  The guidance is effective prospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and early adoption is permitted. The Company does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.

Other Accounting Standards Updates not effective until after December 31, 2017 are not expected to have a material effect on the Company’s financial position or results of operations.

NOTE 4—GOING CONCERN CONSIDERATIONS

Effective January 1, 2017, the Company adopted the guidance issued by the FASB under ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern.  This update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures.  Under this standard, the Company is required to evaluate whether there is substantial doubt about its ability to continue as a going concern each reporting period, including interim periods.

In evaluating the Company’s ability to continue as a going concern, management considered the conditions and events that could raise substantial doubt about the Company’s ability to continue as a going concern for 12 months following May 21, 2018, the date the Company’s financial statements were issued. Management considered the Company’s current financial condition and liquidity sources, including current funds and available working capital, forecasted future cash flows and the Company’s conditional and unconditional obligations due before May 21, 2019.  Because the Company has sustained significant losses over the past year, has negative working capital of $1.1 million, has negative equity of $2.3 million, and has a substantial amount of debt that has matured and will mature in the coming year, management has substantial doubt that the Company could remain independent and continue as a going concern for the required period of time if it were not able to refinance or restructure its existing debt and raise additional capital to fund its working capital needs. These consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

NOTE 5—ACQUISITION OF COOLTECH DISTRIBUTION

On December 15, 2016, the Company completed a reverse acquisition whereby it purchased 100% of the membership interests of Cooltech Distribution LLC, then known as Icon Networks LLC (“Icon”), from the members of Icon pursuant to a share exchange agreement (the “SEA”). The Company issued 1,300,000 common shares, 4,408,410 Series A preferred shares and Class A, B and C promissory notes with an aggregate face value of $2,047,500. As a result of this transaction, Icon became a wholly-owned subsidiary of the Company.  Because after the transaction the former Icon members owned the majority of the Company, Icon was deemed to be the accounting acquirer of the Company. A breakdown of the net liabilities of Cooltech assumed in the transaction is as follows:

Cash	$76
Property and equipment	162,025
Accounts payable and accrued liabilities	(575)
Loans payable	(202,432)
Class A promissory notes	(733,255)
Class B promissory notes	(169,904)
Class C promissory notes	(534,584)
Net liabilities assumed	$(1,478,649)

Pursuant to the terms of the Securities Exchange Agreement of the transaction, if at any time after nine months from the closing date, the Company (i) has not closed on an IPO in which it has received gross proceeds of at least $10,000,000 and (ii) the members of Icon who were the founding members have not received $1,047,500, in aggregate (the “Put/Call Exercise Period”), the members who received preferred shares of the Company may exercise their right to return all preferred shares to the Company for cancellation and require the Company to return all membership interests to all members. Those members who received common shares of the Company may require the Company, to return the membership interests to the members in consideration for the return of the Company’s shares of preferred and common stock issued as part of this transaction. On January 30, 2017, the Company and the members mutually agreed to amend the SEA such that (i) the put and call features would terminate immediately upon the repayment of the Class A Notes in full, and (ii) upon exercise of either the put or call option, the Class A, B and C promissory notes issued pursuant to this transaction would be cancelled and Cooltech shall have no further obligation under those promissory notes.  The Class A Notes were paid in full in April 2017.

NOTE 6—ACQUISITION OF ONECLICK

Effective October 1, 2017, the Company acquired all of the outstanding membership interests of OneClick International, LLC and OneClick License, LLC (collectively, “OneClick”) (the “OneClick Acquisitions”).  OneClick is a consumer electronics retailer, specializing in commercializing Apple products and compatible brand accessories and providing professional technical support to Apple retail customers. Pursuant to non-exclusive authorized reseller, distributor and service provider agreements with Apple, Inc., OneClick is authorized to purchase, resell and service certain authorized Apple products to other Apple-authorized resellers, end-users and other purchasers not purchasing such products for resale within the United States and Argentina.

In the acquisition of OneClick International, including its wholly-owned subsidiary OneClick Argentino, the Company issued promissory notes in the aggregate face amount of $2,995,710 ($2,811,747 net of debt discount) and assumed liabilities of $11,963,145.  A preliminary purchase price allocation of the net assets acquired in the transaction is as follows:

Cash	$1,071,928
Accounts receivable and due from related parties	6,357,927
Inventory	1,647,825
Intangibles	866,000
Goodwill	4,510,696
Property and equipment	320,556
Accounts payable and due to related parties	(6,530,311)
Notes payable	(5,432,834)
Net assets acquired	$2,811,787

In the acquisition of OneClick License, the Company issued promissory notes in the aggregate face amount of $561,797 ($525,806 net of debt discount), and cancelled liabilities of the members to the Company in the aggregate amount of $795,960 which arose as a result of payment by the Company of operating expenses of OneClick License.  A preliminary purchase price allocation of the net assets acquired in the transaction is as follows:

Cash	$45,134
Accounts receivable	277,209
Inventory	275,302
Intangibles	330,000
Goodwill	1,425,000
Other assets	482,782
Property and equipment	43,982
Accounts payable	(755,799)
Notes payable	(798,720)
Other liabilities	(3,124)
Net assets acquired	$1,321,766

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 below presents the results of the Company as if the OneClick Acquisitions occurred on January 1, 2017.  The first column contains the historical results of the Company for 2017, which includes the results of the OneClick entities from October 1, 2017, the date of the Acquisitions, through December 31, 2017.  The next three columns contain the results for the OneClick entities from January 1, 2017 through September 30, 2017.

	Year Ended 12/31/17	9 Months Ended 9/30/17
	Cooltech Holding Corp.	OneClick License	OneClick International	OneClick Argentino	Pro Forma Adjustments	Notes	Pro Forma Combined Organization
Net sales	$11,295,868	$6,114,582	$3,393,954	$3,957,154	$(4,899,692)	A	$19,861,866
Cost of sales	9,011,693	5,264,833	3,259,239	3,495,409	(4,899,692)	A	16,131,482
Gross profit	2,284,175	849,749	134,715	461,745			3,730,384
Operating expenses	8,912,244	1,488,033	325,751	792,405			11,518,433
Operating loss	(6,628,069)	(638,284)	(191,036)	(330,660)			(7,788,049)
Other expense:
Interest expense, net	(1,012,665)	(7,361)	(224,784)	(50,065)			(1,294,875)
Other income, net	405,592	—	—	218,958			624,550
Loss before income taxes	(7,235,142)	(645,645)	(415,820)	(161,767)			(8,458,374)
Benefit (provision) for income taxes	—	—	—	—
Net loss	$(7,235,142)	$(645,645)	$(415,820)	$(161,767)			$(8,458,374)

Note A:  This adjustment represents the elimination of intercompany sales.

A pro forma balance sheet is not presented because the accounts of the acquired entities are already included in the consolidated results at December 31, 2017.

NOTE 7—ACCOUNT RECEIVABLE

During the years ended December 31, 2017 and 2016, the Company entered into factoring agreements with various financial institutions to sell accounts receivable under non-recourse agreements. These transactions were treated as sales and have been accounted for as a reduction in accounts receivable because the agreements transfer effective control over the receivables, and risk related thereto, to the buyers. Thus, cash proceeds from these arrangements are reflected as operating activities, including the change of accounts receivable in the consolidated statements of cash flows for each year. The Company does not service any factored accounts after the factoring has occurred and does not have any servicing assets or liabilities.  During the years ended December 31, 2017 and 2016, the aggregate gross amount factored under these facilities was $2,556,509 and $1,734,565, respectively, and the cost of factoring such accounts receivable was $84,836 and $28,880, respectively, which is reflected in the accompanying consolidated statements of operations and comprehensive loss as interest expense.

During the years ended December 31, 2017 and 2016, the Company recorded bad debt expense of $50,795 and $46,900, respectively.  The allowance for doubtful accounts was $8,976 and $17,778 at December 31, 2017 and 2016, respectively.

NOTE 8—PROPERTY AND EQUIPMENT

Property and equipment are primarily located in the United States and Argentina and consisted of the following as of the dates presented:

	December 31,
	2017	2016
Equipment	$51,073	$47,983
Furniture and fixtures	220,136	34,936
Leasehold improvements	376,127	125,249
	647,335	208,168
Less Accumulated Depreciation	256,447	14,349
Total	$390,888	$193,819

Depreciation expense was $20,862 and $10,117 for the years ended December 31, 2017 and 2016, respectively.

NOTE 9—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill as of December 31, 2017 arising from the OneClick Acquisitions on October 1, 2017 described in Note 6 was as follows:

OneClick International	$4,510,697
OneClick License	1,425,000
Total	$5,935,697

There were no indicators of impairment identified as a result of the Company’s review of events and circumstances related to its goodwill subsequent to the Acquisitions.

Definite-lived Intangible Assets

The Company’s definite-lived intangible assets as of December 31, 2017 arose primarily from the OneClick Acquisitions on October 1, 2017.  These assets and related accumulated amortization are comprised of the following:

OneClick tradename	$938,000
Covenant not to compete	258,000
Cooltech domain name	2,010
Gross carrying amount	1,198,010
Accumulated amortization	(63,126)
Net carrying amount	$1,134,884

Amortization expense for the year ended December 31, 2017 amounted to $54,305.  No amortization was recorded in the prior year.

The estimated amortization expense for the Company’s definite-lived intangible assets in future years is as follows:

	2018	2019	2020	2021	2022
OneClick tradename	$187,600	$187,600	$187,600	$187,600	$187,600
Covenant not to compete	64,500	64,500	64,500	48,375	—
Domain name	101	101	101	101	101
Total	$252,201	$252,201	$252,201	$236,076	$187,701

NOTE 10—LINE OF CREDIT

In April 2016, the Company obtained a revolving credit facility of $500,000 to finance accounts receivable. The outstanding balances under the credit facility bore interest at the floating WSJ prime rate plus 1%, with a floor of 4.5%, payable monthly in arrears. In addition to other restrictive covenants, a first priority security interest lien on all assets of Cooltech Distribution was pledged to the lender, an international financial institution. This liability was guaranteed personally by two executive officers of the Company. At December 31, 2016, the amount drawn on the credit facility was $500,000.  On October 31, 2017, the line was fully repaid and terminated and the lender released its security interest in Distribution’s assets.

NOTE 11—NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consisted of the following as of the dates presented:

	December 31,
	2017	2016
Class A promissory notes	$—	$747,500
Class B promissory notes	200,000	300,000
Class C promissory notes	666,666	1,000,000
8% convertible promissory note due 3/31/19		200,000
0% promissory notes due 3/31/19	44,444	—
8% secured promissory notes due 3/31/19	1,050,000	—
8% promissory notes due 3/31/19	2,030,899	—
Total face amount	3,992,009	2,247,500
Unamortized discount	(236,239)	(590,520)
Total carrying value	3,755,770	1,656,980
Amount classified as current	440,686	1,111,898
Amount classified as long-term	$3,315,084	$545,082

During 2016, the Company issued Class A, B, and C promissory notes as part of the acquisition of Cooltech Distribution described in Note 5. The Class A promissory notes were non-interest bearing, and payable upon the closing of a financing of at least $3,000,000. The Class B promissory notes are non-interest bearing, and payable upon the closing of an initial public offering of the Company’s common stock (including any reverse merger or similar combination with a publicly traded company in conjunction with a financing transaction) (an “IPO”). The Class C promissory notes are non-interest bearing, and payable on the earlier of (i) the one-year anniversary of the closing of an IPO and (ii) the closing of a post-IPO financing transaction in which the Company receives gross proceeds of at least $10,000,000.

The Class A promissory notes were paid off in April 2017.  The Class B promissory notes, which became due on March 12, 2018 upon the closing of the InfoSonics Merger described in Note 19, are now delinquent.  The Class C promissory notes are due on March 12, 2019, one year from the closing of the InfoSonics Merger.

Fair values for these promissory notes were calculated using the discounted cash flow method, which applied a probability of each note becoming payable at its expected maturity date and discounted the face value of the note over its maturity. The results from these measurements are classified as Level 3 in the fair value hierarchy. The key Level 3 inputs used by management to determine the fair value are the discount rate, yield-to-maturity, expected maturity, and probability of triggering repayment at each expected maturity. The following assumptions were used:

	Promissory Note Class
	A	B	C
Discount rate	8.00%	8.00%	8.00%
Yield-to-Maturity	8.00%	113.41%	51.82%
Expected maturity in years	0.25	0.75	1.50
Probability of repayment trigger	100%	60%	60%

Accretion of the discount for the years ended December 31, 2017 and 2016 amounted to $367,642, and $20,126, respectively.

Discount rate yield-to-maturity expected maturity (years) probability of triggering repayment classified as current

On December 22, 2016, the Company issued a $200,000 promissory note payable to a related party bearing interest of 8% per annum and maturing on the earlier of June 22, 2017 or the closing of a financing in which the Company receives gross proceeds of at least $2,000,000 (a “Qualified Financing”). The note is convertible at the issuance price upon a Qualified Financing, at the holder’s option, into securities sold in the Qualified Financing.  In February 2018, this note was extended from its original maturity date to March 31, 2019.

The 8% secured promissory notes were assumed in the October 2017 OneClick Acquisitions described in Note 6.  The notes are secured by the assets of OneClick International and OneClick License pursuant to a security agreement.

The weighted average interest rate on the short-term notes payable to related parties at December 31, 2017 was 3.56%.

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NOTE 12—NOTES PAYABLE

Notes payable consisted of the following as of the dates presented:

	December 31,
	2017	2016
Class B promissory notes	$100,000	$—
Class C promissory notes	333,333	—
10% promissory note due on demand	500,000	500,000
8% convertible promissory note due 3/31/19	250,000	250,000
8% secured promissory notes due July/August 2018	1,349,975	—
0% promissory notes due January and March 2018	715,171	—
0% promissory notes in default	260,900	—
8% promissory note in default	200,000	—
8% promissory notes due 3/31/19	1,776,608	—
8% secured promissory notes due 3/31/19	3,454,860	—
Total face amount	8,940,847	750,000
Unamortized discount	(26,489)	—
Total carrying value	8,914,358	750,000
Amount classified as current	3,374,166	750,000
Amount classified as long-term	$5,540,192	$—

In May 2015, the Company a promissory note for $500,000, with interest payable on the first of each month at a rate of 10% per annum, and a maturity date of April 30, 2016. This loan was amended on May 1, 2016 to be due on demand.

On December 22, 2016, the Company issued a $250,000 note payable bearing interest of 8% per annum and maturing on the earlier of June 22, 2017 or the closing of a financing in which the Company receives gross proceeds of at least $2,000,000 (a “Qualified Financing”). The note is convertible at the issuance price upon a Qualified Financing, at the holder’s option, into securities sold in the Qualified Financing.  In February 2018, this note was extended from its original maturity date to March 31, 2019.

The 8% secured promissory notes were assumed in the October 2017 OneClick Acquisitions described in Note 6.  The notes are secured by the assets of OneClick International and OneClick License pursuant to a security agreement.

The 0% promissory notes that are in default are past their maturity dates.  The holders and the Company have reached an agreement over the resolution of the notes and the Company expects to pay them by May 31, 2018.  The 8% promissory note that was in default was extended in February 2018 with a new maturity date of March 31, 2019.

The total principal amount of the notes of $8,940,358 is due $3,376,045 in 2018 and $5,564,801.

NOTE 13—COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its corporate and administrative offices, as well as its OneClick retail store locations in the United States and Argentina under operating lease agreements which expire through January 2024. Certain of the agreements contain renewal options.  Rent expense for the year ended December 31, 2016, consisting entirely of minimum rent, amounted to $116,398.  Rent expense for the year ended December 31, 2017 amounted to $1,300,228, consisting of minimum rent of $870,404 and contingent rent of $429,824.

The following is a schedule of aggregate future minimum payments required by the above noted operating lease obligations:

		Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Operating Lease Obligations	$8,136,573	$1,406,018	$2,684,278	$1,882,926	$2,163,351

Litigation

The Company has historically and may become involved in certain legal proceedings and claims which arise in the normal course of business.  As of the filing date of this report, the Company did not have any significant litigation outstanding.

NOTE 14—STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized the issuance of 50,000,000 shares of preferred stock which are voting, non-cumulative, non-participating and convertible into common stock on a one-for-one basis.  As of December 31, 2017 and 2016, a total of 4,408,410 shares of preferred stock designated as Series A Convertible Preferred Stock was outstanding, which shares were issued on December 15, 2016 in connection with the acquisition of Cooltech Distribution described in Note 5.

Common Stock and Warrants

The Company has authorized the issuance of 250,000,000 shares of common stock. As of December 31, 2017 and 2016, a total of 5,780,755 and 2,330,533 shares, respectively, were outstanding.  On December 15, 2016, the Company issued 1,300,000 shares of its common stock in connection with the acquisition of Cooltech Distribution described in Note 5.  During the year ended December 31, 2017, the Company completed a private placement of 2,275,222 shares of its common stock at a price of $2.50 per share for gross proceeds of $5,688,055 and net proceeds of $4,641,310.  Also in 2017, the Company issued 1,175,000 shares of its common stock to the founding shareholders of Cooltech Distribution valued at $2.50 per share (the same price per share received in the private placement completed within two months of this grant) for a total value of $2,937,500.

In connection with the 2017 private placement of its common stock, the Company granted broker warrants to purchase 227,522 shares of common stock at a price of $2.50 per share.  However, the warrants were cancelled in connection with the InfoSonics Merger described in Note 19.

NOTE 15—INCOME TAXES

The Company is subject to US federal income tax as well as income tax in multiple states and foreign jurisdictions. For all major taxing jurisdictions, the tax years 2016 through 2017 remain open to examination by the taxing authorities due to the carryforward of unutilized net operating losses. As of December 31, 2017, the Company does not expect any material changes to unrecognized tax positions within the next twelve months.

Prior to the reverse acquisition described in Note 5, Icon Networks LLC treated as a partnership for federal income tax purposes and did not incur income taxes. Instead, earnings and losses were included in the personal returns of the members and taxed depending on their personal tax situations. Thus, the consolidated financial statements do not reflect a provision for income taxes for the period prior to the reverse acquisition.

Subsequent to the reverse acquisition, the Company sustained operating losses and there is no provision for income taxes.  No income tax benefit has been recognized in the consolidated statements of operations because it is not probable that future taxable profits will be available against which the accumulated tax losses can be utilized.

A reconciliation of income taxes computed by applying the federal statutory income tax rate of 34.0% to income (loss) before income taxes to the recognized income tax provision reported in the accompanying consolidated statements of operations is as follows for the years ended December 31:

	2017	2016
U.S. federal income tax at statutory rate	$(2,458,389)	$(254,852)
State taxes, net of federal benefit	(336,015)	(27,209)
Loss incurred during LLC (partnership) period	—	141,531
Effect of purchase accounting	(614,427)	—
Non-deductible expenses	121,214	16,647
Foreign income tax rate differential	34,629	—
Valuation allowance	2,186,458	123,883
Effect of Federal Tax Reform	958,740	—
Other	107,790	—
Total benefit (provision) for income taxes	$—	$—

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recorded a full valuation allowance against its deferred tax assets, as realization of such assets is uncertain based on the Company’s history of operating losses. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary difference become deductible.  Significant components of deferred tax assets and liabilities are shown below:

	December 31,
	2017	2016
Current deferred tax assets:
Net operating loss	$1,460,508	$15,925
Reserves	21,013	—
Related party accruals	152,491	—
Accrued compensation	286,910	108,382
Intangible assets	583,958	—
Total	2,504,880	124,307
Non-current deferred tax assets:
Depreciation	(285)	(424)
Total	(285)	(424)
Valuation allowance	(2,504,595)	(123,883)
Net deferred tax assets	$—	$—

At December 31, 2017, the Company had federal and state net operating loss carryforwards (“NOLs”) of approximately $2,645,000 and $2,645,000, respectively. The federal loss carryforwards begin to expire in 2036.  The state loss carryforwards expire in 2036.  In addition, at December 31, 2017, the Company had Argentine NOLs of approximately $545,000.

Utilization of the NOLs may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.  These ownership changes may limit the amount of NOLs that can be utilized annually to offset future taxable income. In general, an "ownership change" as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.  The Company believes that a change in ownership, as defined in IRC Section 382, occurred in December 2016.  As a result, the deferred tax asset associated with the Company’s federal and state NOLs has been reduced because the carryovers cannot be used based on the estimated amount of the Company’s IRC Section 382 limitation.  The amount of federal and state NOLs that cannot be used in future years as a result of this change in ownership is estimated to be $361,000.

Following the guidance of ASC 740-10 regarding accounting for uncertainty in income taxes, the Company made a comprehensive review of its portfolio of uncertain tax positions in accordance with the guidance. In this regard, an uncertain tax position represents the Company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes. As a result of that review, the Company concluded there were no material uncertain tax positions at December 31, 2017.

NOTE 16—RELATED PARTY TRANSACTIONS

During the years ended December 31, 2017 and 2016, the Company was engaged in non-arm’s length   transactions, which were in the normal course of business and were measured at the exchange amount. Transactions included sales of products, purchases of inventory as well as general expenses, reimbursements and sales commissions incurred from related parties. The related parties involved in these transactions included the following:

Nirvana Corp. - This entity is controlled by a family member of the CEO of the Company and conducts business as a reseller of consumer electronic products.

Smash Technologies LLC - This entity is controlled by a family member of the CEO of the Company and conducts business as a reseller of accessories.

Stamax Corp. – This entity is a predecessor entity of OneClick License and prior to October 1, 2017 was controlled by certain members of management.

There are no long-term arrangements with any of the related parties. Pricing and other material payment terms are determined on a case by case basis. The terms are not materially different than the terms being negotiated with unaffiliated third parties.

Products and services sold by the Company to related parties were as follows for the years ended December 31:

	2017	2016
Nirvana Corp	$738,138	$990,197
Smash Technologies LLC	17,657	—
Stamax Corp	(46,431)	1,737,268
Total	$709,364	$2,727,465

Purchases from, or operating expenses paid to, related parties by the Company were as follows for the years ended December 31:

	2017	2016
Stamax Corp	$9,020	$3,630,707
Nirvana Corp	5,760	75,798
OneClick Accessories	148,894	—
Total	$163,674	$3,706,505

NOTE 17—NON-MONETARY TRANSACTIONS

Periodically, the Company exchanges inventory products and services with other distributors. These non‑monetary transactions are recognized as revenues and purchases and measured at the fair market value.  Non‑monetary transactions were comprised of the following for the years ended December 31:

	2017	2016
ICON Networks	$—	$194,329
Aboud Trading Corp.	314,194	—
DBA Trading Corp.	—	84,727
Xpro Global LLC	—	254,017
Total	$314,194	$533,073

NOTE 18—SEGMENT AND GEOGRAPHIC INFORMATION

The Company reports segment data based on the management approach, which designates the internal reporting that is used by management for making operating and investment decisions and evaluating performance as the source of the Company’s reportable segments. The Company uses one measurement of profitability and does not disaggregate its business for internal reporting. The Company has determined that it operates in one segment and provides wireless handsets, consumer electronics and accessories to distributors, resellers and consumers in Argentina and the United States.

The table summarizes the Company’s net sales by geographic area for the years ended December 31, 2017 and 2016:

	2017	2016
Central America	$827,815	$2,779,436
South America	4,462,087	2,105,545
Mexico	16,794	224,185
Canada	13,973	4,335
United States	6,707,485	12,180,998
EMEA	295,977	4,344
Caribbean	1,290,721	-
Total	$13,614,852	$17,298,843

 Fixed assets, which represent approximately 2% of the Company’s net assets, are principally located in the Company’s offices in the United States or in its OneClick stores in Argentina.

NOTE 19—SUBSEQUENT EVENTS

On March 12, 2018, Cooltech completed a merger with InfoSonics Corporation (“InfoSonics”), a publicly‑held company traded on the Nasdaq Capital Market, pursuant to an Agreement and Plan of Merger (as amended “Merger Agreement”) by and among the Company, InfoSonics and InfoSonics Acquisition Sub, Inc. (“Merger Sub”), pursuant to which the Company merged with and into Merger Sub (the “Merger”), with Cooltech surviving as a wholly-owned subsidiary of InfoSonics. Pursuant to the Merger Agreement, InfoSonics issued an aggregate of approximately 1,875,000 shares of its common and preferred stock in exchange for all of the outstanding capital stock of Cooltech.  Although InfoSonics is the “legal acquirer” in the Merger, for accounting purposes, the Merger will be treated as a reverse merger in that Cooltech is considered to be acquiring InfoSonics.  Cooltech was determined to be the “accounting acquirer” based upon the terms of the Merger Agreement and related transactions that resulted in Cooltech stockholders owning approximately 79% of the outstanding stock of the combined company following the closing of the Merger.

On January 5, 2018, the Company entered into an option agreement (the “Option Agreement”) pursuant to which it was granted the sole, exclusive and irrevocable right and option to acquire the assets of Unitron del Caribe S.A. (the “Unitron Assets”), a company operating OneClick stores in the Dominican Republic (the “Option”).  During 2017, the Company had entered into negotiations to acquire the Unitron Assets, but due to the violation of certain representations and warranties related to the delivery of prior year audited financial statements, the transaction was unwound.  The Unitron Assets were returned to the original entity, Verablue Caribbean Group SRL (“Verablue”) in exchange for the Option. Pursuant to the terms of the Option Agreement, the Option is exercisable during the period of time beginning March 12, 2018, the effective date of the Merger discussed above, and ending on March 12, 2019 (the “Option Period”), unless sooner terminated or extended in accordance with the terms of the Agreement. Upon exercise of the Option, and in consideration for receipt of the Unitron Assets, the Company shall pay an aggregate sum of $4,568,000, subject to adjustment as set forth therein, in the form of cancellation of certain indebtedness owed to the Company by the grantor of the Option and assumption of certain liabilities of Unitron. Also, shareholders of the Company shall receive an aggregate of 3,125,000 shares of InfoSonics Common Stock (including securities convertible into common stock), provided all necessary approvals as set forth in the Merger Agreement have been obtained.  It is the Company’s intent to exercise the Option as soon as the relevant financial statement requirements are met.  Verablue is being operated under its existing third-party ownership, independent of the Company.  Because the Company exercises no voting influence over Verablue, the Company has concluded that despite holding the Option, it does not have the ability to control the operations of Verablue.  The Company has continued to sell to Verablue as a supplier and at December 31, 2017, a total of $995,271 was included in accounts receivable on the consolidated balance sheet that was due from Verablue.  The Company had originally intended for those receivables to be incorporated into the acquisition of Verablue, but with the unwinding of the transaction, has commenced collecting on the balances and considers the amount collectible.